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Altiris, Inc.

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Subject Company: Altiris, Inc.

Commission File No.: 000-49793

The following questions and answers were posted to the internal Intranet site of Altiris, Inc. on January 29, 2007.

Symantec to acquire Altiris

Key Messages and Q&A

Who is Symantec?

•	World’s fourth largest independent software vendor

•	Founded in 1982, IPO in 1989

•	More than 17,000 employees in 40 countries

•	Launched 100 new products and services in FY 2006

•	Shipped nearly 23 million boxes of consumer product in FY 2006

•	Serves 99 percent of the 2006 FORTUNE 1000 list

•	Named to FORTUNE’s 2006 America’s Most Admired Companies list

•	Leader in the Gartner Magic Quadrants for: Email Active-Archiving, Email Security Boundary, Enterprise Antivirus, and Personal Firewall.

Questions & Answers

General

Q1.	Why is Symantec acquiring Altiris?

A1.	The endpoint is a critical component in the infrastructure and it continues to evolve. Desktops, laptops, mobile devices, and virtualized systems all add complexity in the infrastructure and require management. We believe that the most secure endpoint is a well-managed endpoint.

We have a strong footprint on the endpoint today with our security and storage offerings. The addition of Altiris will allow us to help customers better manage and enforce security policies at the endpoint, identify and protect against threats, and repair and service assets.

Q2.	When do you expect the deal to close?

A2.	We are working to complete this deal as quickly as possible. Currently, we expect this deal to close in the second calendar quarter of 2007.

Q3.	Why is Altiris pursuing an acquisition by Symantec at this time?

A3.	Altiris is looking to move its business to the next level. To do so, we needed to add a few key components to our business. Symantec adds technology, market presence, international strength, access to new vertical market segments and buyers, and a strong consumer play.

Altiris customers and partners have requested the integration of security and remediation. It is not good enough to just know about security problems. IT organizations need integrated solutions to help remediate and fix security problems. The companies will also look to take advantage of other complementary Altiris and Symantec IT management solutions.

Symantec will help Altiris scale and expand within vertical markets, channels and geographies.

Symantec also offers strength in the consumer markets, which can provide opportunities to expand our distribution of application virtualization technologies.

Q4.	How will customers benefit from this acquisition?

A4.	Customers have complex IT infrastructures and need to understand what they have before they can protect those assets. By joining Symantec’s expertise in protecting information, interactions, and infrastructure with Altiris’ configuration management capabilities, customers will have confidence that their assets are configured and protected appropriately.

Linking the expertise and insight from Symantec with configuration management capabilities from Altiris gives customers an end-to-end endpoint management solution.

Q5.	How will this new company be integrated into Symantec?

A5.	Altiris will operate as a new business unit led by current Altiris CEO Greg Butterfield.

Q6.	How will Symantec manage Altiris as a standalone business unit? Isn’t that a radically different integration approach from the way Symantec has integrated acquisitions in the past?

A6.	While other recent acquisitions have been folded into Symantec’s operations, we believe running the Altiris group as a separate business unit will yield more synergies. This transaction is less about technology integration than our prior transactions. We do expect to achieve synergies in the channel and be able to leverage our direct sales team.

Q7.	Didn’t Symantec acquire equivalent Altiris functionality with PowerQuest and ON Technology in 2003? If so, does this mean these acquisitions were failures?

A7.	Symantec gained some basic functionality such as partitioning and imaging, which have been embedded into Ghost and LiveState. However, Altiris has developed much deeper client management capabilities that fully integrate with asset management, software deployment, patch management, service desk modules, and server management modules.

We view this as an opportunity to integrate each of these technologies as a broader systems management offering.

Financial

Q8.	How much is Symantec paying for Altiris?

A8.	The transaction is valued at approximately $830 million net of cash acquired or $33/share of Altiris common stock, a 22 percent premium to ATRS closing price on Friday, Jan. 26.

Q9.	What is the premium to Altiris’ stock price?

A9.	With Altiris closing at $27.14 on Friday, Jan. 26, this represents a 22 percent premium.

Q10.	How much cash does Altiris currently have?

A10.	Altiris currently has close to $200 million in cash.

Q11.	Is this a cash or stock deal?

A11.	Symantec is paying cash for this acquisition and will be financed from Symantec’s current sources of liquidity.

Q12.	What are Symantec’s current sources of liquidity?

A12.	As of 12/31/06 Symantec had approximately $3 billion in cash. Symantec also has a $1 billion revolving line of low interest credit as well as access to the capital markets for cash.

Q13.	Does Symantec expect this to be dilutive or accretive and for how long?

A13.	Symantec expects this transaction to be accretive to its FY08 operating plan.

Q14.	How much revenue is Symantec expecting to generate from this acquisition?

A14.	The transaction is currently not expected to close until the June quarter. Therefore, Symantec is not providing financial guidance at this time.

Q15.	Are there any regulatory approvals required?

A15.	In addition to Altiris stockholder approval, this transaction will require antitrust (Hart Scott Rodino or HSR and other jurisdictions) regulatory approvals.

Q16.	What does it mean for Altiris’ ESPP/stock options?

A16	For ESPP, shares will likely be tendered in exchange for the cash offered by Symantec, upon the close of the transaction. Options will likely be assumed by Symantec, and replaced with options for Symantec common stock.

Q17.	What happens to the Altiris stock?

A17.	At the effective time of the merger, each share of Altiris common stock will be converted into the right to receive $33.00 in cash.

Products

Q18.	Will Symantec discontinue any of Altiris’ products?

A18.	We will start to provide details after the transaction closes in the second calendar quarter of 2007.

Q19.	How will the Altiris acquisition impact Symantec’s “Hamlet” product?

A19.	After reviewing the Altiris product lines, Symantec believes Altiris complements the next release of Symantec Client Security, aka project “Hamlet”. Symantec does not expect to alter its timeline for the Hamlet release. Altiris’ software development kits should allow for rapid integration of their modules with Hamlet. Deeper integration is expected in future releases.

Q20.	How do the configuration management solutions from Altiris compare to the configuration management solution that Symantec acquired through the Relicore acquisition?

A20.	Altiris has a Configuration Management Database CMDB) that is integrated and used across its endpoint management solutions. Relicore is capable of real-time inventory and configuration change discovery. The information and relationships discovered by Relicore can be shared with the Altiris Configuration Management Database. Altiris has the endpoint management solutions, including deployment and patch management, to update and manage configurations.

Altiris and Relicore have complementary feature sets in configuration management. This combination is a natural fit and, until now, Altiris was working to fill the need for application dependency mapping.

Q21.	Where are the synergies between Symantec’s and Altiris’ product offerings?

A21.	Symantec has strong endpoint security and compliance capabilities. Altiris brings strong endpoint management capabilities. In essence, Symantec can detect system and security problems and enforce compliance, while Altiris provides the mechanism to make and manage the changes.

Altiris will give Symantec customers the ability to remediate security and performance problems, including deploying software, patches, and configuration changes. Altiris’ CMDB could be used across other Symantec products. Altiris bolsters Symantec’s virtualization management capabilities and adds leading-edge application virtualization.

In addition, Altiris provides IT asset and service management.

Q22.	Will any Altiris products be removed as the result of this acquisition?

A22.	Until the transaction closes there will be no changes—it will be business as usual. When the transaction is complete, any overlapping product functionality will be reviewed and decisions will be made that support the ongoing needs of our customers. We plan to leverage the complementary elements of our two companies’ product sets.

Q23.	How do Altiris’ mobile offerings compare to Symantec’s mobile security offerings?

A23.	Altiris solutions focus on the management of mobile endpoints while Symantec has focused more on the security side.

Q24.	How will Symantec leverage Altiris’ virtualization capabilities?

A24.	Altiris provides the ability to manage virtual desktops and servers that strongly complement our current storage virtualization and management virtualization capabilities. Altiris’ Software Virtualization Solution (SVS) provides a way to encapsulate applications in a virtual environment. This will simplify deployment and migration to new versions of applications.

Q25.	When will you provide details on your integrated product roadmap?

A25.	Symantec will start to provide details after the transaction closes in the second calendar quarter of 2007.

Partners

Q26.	Both Altiris and Symantec have strong relationships with Intel on the vPro platform. How does this acquisition impact those partnerships?

A26.	Altiris and Symantec are two of the leading software solutions that enable the embedded capabilities of Intel vPro technology. Combining our vPro efforts will simplify the solution delivered to customers and allow for the integration of both security and management. Both companies have key Intel partnerships. The combination will provide customers with better integration of persistent security and management on Intel vPro.

Q27.	Given Altiris’ history with HP and Dell, does this negatively impact Symantec’s HP relationship?

A27.	HP remains a strong partner for both Altiris and Symantec. HP made a conscious decision to enter the endpoint management market with the acquisition of Novadigm in 2004, due in part to the runaway success of the Altiris partnership. Despite the acquisition, HP still represents more than 10 percent of Altiris revenue and we continue to have a strong relationship. Modular Altiris solutions help extend and enhance existing HP hardware and software technologies.

Symantec’s relationship with HP has been a long and mutually beneficial partnership. HP and Symantec work jointly to serve enterprise customers and consumers globally. In addition to the desktop client and security relationship, HP has delivered solutions incorporating Symantec file system and volume manager software for many years.

We believe Altiris’ Dell relationship should be additive to Symantec. To review, after extensive evaluations, Dell chose to partner with Altiris several years ago and recently signed a five year arrangement with the company. This includes compensating its sales reps on a “preferred basis”, jointly developing new products, and marketing the new solution under their “OpenManage” strategy. Altiris is core to Dell’s value proposition. The inclusion of Symantec security and backup offerings should only strengthen that value proposition over time.

Q28.	Will Altiris’ products be available through Symantec’s channel?

A28.	Altiris’ products will continue to be sold through its channel partners and if they are common to Symantec then these partners continue to operate in business as usual. Symantec partners that are not currently Altiris partners will participate in selling Altiris products at a later date as we expand the go-to-market coverage model. At the close of the transaction, we expect that certain Altiris products will be available through the Symantec channel. We view this as a strength for the combined company going forward.

Q29.	Will there be any channel conflicts? What percentage of partner overlap between Symantec and Altiris?

A29.	We don’t believe there is significant overlap. If overlap is encountered, it is viewed as a positive as it will provide our channel partners with a broader combined offering.

Competitive Landscape

Q30.	Does this put Symantec in more direct competition with Microsoft and its SMS offering?

A30.	There are few areas where Microsoft does not have some presence. Symantec competes in discrete product areas including security, storage and now endpoint management – and that’s unlikely to change. The addition of Altiris gives Symantec a compelling suite of best-of-breed products for IT lifecycle management including Windows management.

Altiris makes Microsoft Windows a better-managed platform. Symantec believes there will be significant upside driven from by the launch of Windows Vista and upcoming migration opportunities.

Depending on customer requirements, customers can buy Symantec’s entire suite (which is unmatched in the industry both from a best-of-breed perspective or integrated suite perspective) or mix and match with components from Microsoft or our other competitors. Symantec thinks its customers will want to limit its supplier base and use the best technologies available. This deal will help customers do that. In addition, it will provide a single platform to manage an increasingly heterogeneous environment as more non-Windows platforms connect to the network.

Q31.	Doesn’t this acquisition put Symantec in direct competition with HP?

A31.	HP is an important Symantec and Altiris partner today, even though both companies do compete with HP in some areas. Symantec values its partnership with HP and believes this acquisition will further enhance our ability to deliver solutions to our customers with them.

Q32.	Won’t this acquisition put Symantec in direct competition with large systems management competitors?

A32.	Roughly 80 percent of Altiris’ revenue comes from endpoint management. Altiris has carved out a strong focus in this area. Many of the largest systems management vendors – IBM, CA, HP, and BMC – have historically focused on mainframes and other data center hardware with only limited focus on the desktop. Also, Altiris has a modular architecture that allows customers to extend and enhance existing systems management investments.

Therefore, Symantec believes Altiris puts us currently in only limited competition with large systems management vendors. Of course, Symantec is aware that Microsoft SMS is a formidable competitor in this area. With Altiris, Symantec expects to be in a stronger position to compete and win in the marketplace.

Sales and Customers

Q33.	Will Symantec continue to sell the Altiris products and solutions as standalone offerings?

A33.	Yes, Symantec will continue to sell Altiris’ products and solutions as a standalone offering.

Q34.	How will you combine the sales forces of these two companies?

A34.	Altiris will operate as a new business unit within Symantec with an independent sales organization who will sell Altiris products and services exclusively.

Q35.	What does this mean for Symantec’s worldwide sales force? How will these new products be integrated into the sales structure?

A35.	Altiris products will be sold by an independent sales organization that is part of the new business unit. We plan to expand the sales coverage to the broader Symantec sales organization at a later date when we expand the go-to-market coverage model.

Q36.	Who are Altiris’ customers?

A36.	Altiris has more than 20,000 customers worldwide. The Altiris customer base includes some of the largest enterprise customers to SMB customers and spans all different verticals.

Q37.	Will Symantec continue to support Altiris’ existing customer base?

A37.	Yes. Symantec and Altiris expect to continue to support in-market products to protect and enhance our customers’ investments. Symantec and Altiris will work towards a combined roadmap which will offer customers a choice.

Additionally, Symantec’s portfolio provides Altiris’ customers with immediate access to a broad offering of security and availability products and services for a more complete compliance solution.

Q38.	Is Altiris a Symantec customer?

A38.	No.

Q39.	Is Symantec an Altiris customer?

A39.	No.

Employees

Q40.	What role will Greg Butterfield play at Symantec once the acquisition has closed?

A40.	Greg will lead the Altiris business as a separate Symantec business unit.

Q41.	What is Symantec’s intent with regard to the Altiris employees?

A41.	Symantec intents to retain Altiris employees across most functional areas who are critical to the success of Altiris as a Symantec business unit. It will be business as usual for Altiris and Symantec until the transaction closes.

Q42.	Will there be any immediate changes for Altiris employees as a result of Symantec’s announcement of its intent to acquire Altiris?

A42.	This announcement has no immediate impact on Altiris employee compensation and benefits, which will continue under Altiris until the close of the transaction. More information will be made available when appropriate.

Q43.	Will Altiris employees still be eligible for a raise on Altiris’ current annual performance review schedule?

A43.	If your Altiris manager has recommended a raise for you in 2007 in conjunction with your annual review, you will still receive it. As planned, any increases are anticipated to take effect in the pay period beginning Feb. 1, 2007.

Facilities

Q44.	How will the Altiris facilities be integrated into Symantec?

A44.	Symantec is evaluating space-planning requirements and expects to consolidate as appropriate.

Q45.	Does Symantec intend to close Altiris’ Lindon office?

A45.	No.

Q46.	Will Symantec’s other Utah offices be consolidated into the Altiris’ Lindon office?

A46.	Symantec is evaluating space-planning requirements and expects to consolidate as appropriate.

Additional Information

Altiris intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Altiris. Before making any voting or investment decision with respect to the merger, investors and stockholders of Altiris are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Altiris and Symantec. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Altiris at its corporate website at www.altiris.com under Company-Investor Relations or by contacting Investor Relations at Altiris, Inc. 588 W. 400 S., Lindon, UT 84042.

Altiris and its officers and directors may be deemed to be participants in the solicitation of proxies from Altiris’ stockholders with respect to the merger. A description of any interests that these officers and directors have in the merger will be available in the proxy statement. Information concerning Altiris’ directors and executive officers is set forth in Altiris’ proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 26, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Altiris’ Investor Relations page on its corporate website at www.altiris.com.